For release July 16, 2003,

at 4:01 p.m. Eastern

Planar reports record quarterly results,

increases revenue and earnings outlook for fiscal 2003

BEAVERTON, Ore. – July 16, 2003 – Planar Systems, Inc. (Nasdaq:PLNR), a worldwide leader in flat-panel display systems, is reporting record sales of $62.9 million for the third quarter ended June 27, 2003, up eight percent over the year-ago quarter and five percent over last quarter. Quarterly net income of $4.4 million set a new record for the company, and net income per diluted share of $0.30 is up from $0.11 a year ago and $0.25 last quarter.

“The diversity we’ve developed in market segments, sales channels, suppliers and technologies offers a degree of dependability that is one of the key value drivers for the company, and it provided a clear benefit this quarter,” said Balaji Krishnamurthy, chairman, president and CEO. “While one of our segments continues to fuel our top-line growth, all three segments are making excellent contributions to profitability.”

Gross profit in the quarter reached a record $20.0 million, or a margin of 31.8 percent of sales. Gross margin was 30.8 percent of sales in the third quarter last year and 32.2 percent in the second quarter this year.

The company’s commercial segment generated sales of $25.5 million, up about 55 percent over 2002’s third quarter and up 27 percent over last quarter. Sequential improvement in sales was driven by robust growth in desktop monitor and large-format plasma displays, and included a small amount of sales from LCD television products.

“Superb execution by the team in our commercial business unit has vaulted that segment back into solid profitability. While the business stands on its own merits of continued growth and profitability, it also provides our other segments with intangible benefits in areas such as procurement and channel management,” said Krishnamurthy.

The company’s medical segment turned in third-quarter sales of $21.2 million, down about three percent year-over-year and about seven percent sequentially. The sequential decline was due to both deliberate pruning of certain low-volume embedded products and competitive pressure in the digital imaging market.

“At the same time we were celebrating Planar’s 20th year in business, we were also commemorating the one-year anniversary of the inclusion of the DOME business and the Massachusetts-based team into the Planar family,” continued Krishnamurthy. “While competition is heating up rapidly in this segment, I’m confident the superiority of our complete suite of medical display solutions and the leadership of our new general manager will keep us the best-positioned company in this growing space.”

Sales in Planar’s industrial segment were $16.2 million in the third quarter, down about 18 percent and six percent versus the year-ago quarter and last quarter, respectively. While business in this market has demonstrated a high correlation with overall activity in the economy, this segment continues to boost the company’s profitability. A new, highly configurable display system designed for efficient deployment in a range of kiosk applications was launched during the quarter, reflecting Planar’s expertise addressing customer needs with display-technology innovations for specific applications.

Consolidation of the company’s manufacturing of electroluminescent display modules, which are sold into industrial and medical markets, produced earlier-than-expected benefits to cost of goods sold during the quarter. Planar’s facility in Finland has taken over production of the ongoing EL products sooner than originally expected, while the Oregon plant has shifted to building final stock of end-of-life products in advance of its closure expected later this summer.

“The consolidation efforts have advanced extremely well, deriving cost savings that are ahead of schedule and at the levels originally anticipated about a year ago,” Krishnamurthy said.

Overall, Planar’s third quarter sales outside the U.S. were 20 percent of the total, down from 22 percent in the prior quarter, due to the growth of commercial segment sales in North America. Backlog ended the period slightly lower than the second quarter, though an increasing portion of Planar’s business operates without any significant level of backlog.

The company generated $12.4 million in cash during the third quarter, and paid $2.6 million against debt principal. Cash generation from operations has been strong in recent quarters due to solid profitability and capital expenditures below depreciation and amortization.

“The diversity of our three business segments led to record consolidated results this quarter and an improved outlook in several metrics, which is gratifying validation for the strategy we’ve developed and the ongoing efforts of each member of the Planar team,” concluded Krishnamurthy.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. Based on current expectations and performance to date, the company’s expectations for the balance of the fiscal year ending September 26, 2003 are as follows:

•	Sales of approximately $245 million in fiscal 2003, of which commercial segment sales are expected to be between $85 million and $90 million

•	Gross margins of about 31 percent of sales for fiscal 2003

•	Operating income of approximately 10 percent of sales in fiscal 2003

•	Effective tax rate in fiscal 2003 of about 34 percent

•	Net income in fiscal 2003 of approximately $1.05 per diluted share

•	Cash from operations (defined as net income, plus depreciation and amortization, less capital expenditures) of more than $20 million during fiscal 2003

Results and operational highlights for the third quarter will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, July 16, 2003, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay through July 31, 2003. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems is a worldwide leader in flat-panel display systems for market-specific applications. The company specializes in collaborative relationships with customers and channel partners, drawing from a global supply chain network to produce a range of systems from desktop monitors to high-performance displays for challenging applications in medical and industrial markets. Founded in 1983 and publicly traded on the Nasdaq National Market as ‘PLNR’, Planar is headquartered in Oregon and has operations in the United States and Europe. For more information please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Nine months ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Sales	$62,870	$58,020	$179,717	$147,662
Cost of sales	42,869	40,164	123,572	104,155

Gross profit	20,001	17,856	56,145	43,507
Operating expenses:
Research and development, net	3,048	3,766	8,511	9,075
Sales and marketing	4,863	4,298	14,685	10,567
General and administrative	4,399	3,510	13,460	9,923
Amortization of intangible assets	708	472	2,124	472
Non-recurring charges	—	2,258	—	2,258

Total operating expenses	13,018	14,304	38,780	32,295
Income from operations	6,983	3,552	17,365	11,212
Non-operating income (expense):
Interest, net	(267)	(614)	(1,078)	(904)
Foreign exchange, net	(60)	(85)	(143)	(116)

Net non-operating expense	(327)	(699)	(1,221)	(1,020)
Income before income taxes	6,656	2,853	16,144	10,192
Provision for income taxes	2,263	1,240	5,490	3,734

Net income	$4,393	$1,613	$10,654	$6,458

Basic net income per share	$0.31	$0.12	$0.76	$0.51
Average shares outstanding—basic	14,053	13,175	13,927	12,786
Diluted net income per share	$0.30	$0.11	$0.74	$0.47
Average shares outstanding—diluted	14,524	14,267	14,451	13,656

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	June 27, 2003	Sept. 27, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,345	$37,451
Accounts receivable	30,905	31,437
Inventories	28,977	29,305
Other current assets	12,961	13,409

Total current assets	120,188	111,602
Property, plant and equipment, net	21,797	24,669
Goodwill	49,001	49,001
Intangible assets	11,255	13,379
Other assets	8,199	7,820

	$210,440	$206,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,849	$5,330
Accrued compensation	7,193	6,006
Current portion of long-term debt and capital leases	24,238	11,923
Deferred revenue	328	603
Other current liabilities	14,687	11,307

Total current liabilities	57,295	35,169
Long-term debt and capital leases, less current portion	3,376	39,282
Other long-term liabilities	7,487	7,661

Total liabilities	68,158	82,112
Shareholders’ equity:
Common stock	121,172	117,520
Retained earnings	26,430	15,938
Accumulated other comprehensive loss	(5,320)	(9,099)

Total shareholders’ equity	142,282	124,359

	$210,440	$206,471

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Nine months ended
	June 27, 2003	June 28, 2002
Cash flows from operating activities:
Net income	$10,654	$6,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,623	6,525
Non-recurring charges	—	2,258
Deferred taxes	(27)	17
Foreign exchange loss	143	116
Decrease in accounts receivable	457	7,469
(Increase) decrease in inventories	338	(7,213)
Decrease in other current assets	426	1,887
Increase (decrease) in accounts payable	5,417	(1,622)
Increase (decrease) in accrued compensation	1,208	(1,761)
Increase (decrease) in deferred revenue	(279)	447
Increase in other current liabilities	3,545	312

Net cash provided by operating activities	29,505	14,893
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,838)	(4,710)
Investment in a business	—	(52,216)
Increase (decrease) in other long-term liabilities	(156)	480
Net sales (purchases) of long-term investments	426	(65)

Net cash used in investing activities	(1,568)	(56,511)
Cash flows from financing activities:
Net proceeds (payments) of long-term debt and capital lease obligations	(23,591)	38,509
Stock repurchase	(162)	(513)
Net proceeds from issuance of capital stock	3,652	18,009

Net cash provided by (used in) financing activities	(20,101)	56,005
Effect of exchange rate changes	2,058	(2,627)

Net increase in cash and cash equivalents	9,894	11,760
Cash and cash equivalents at beginning of period	37,451	22,007

Cash and cash equivalents at end of period	$47,345	$33,767